Exhibit 99.1
For Immediate Release
February 23, 2018

NW Natural Reports 2017 Results and Initiates 2018 Guidance
PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported financial results for the fiscal year and fourth quarter ended Dec. 31, 2017. Key events of note included:

•	Fiscal 2017 GAAP net loss of $1.94 per share, compared to GAAP net income of $2.12 per share in fiscal 2016

•	Adjusted net income per share of $2.24 for 2017[1], up from adjusted net income of $2.19 for 2016[2]

•	Delivered strong core natural gas utility results with 9% increase in adjusted net income[1] and 1.8% customer growth

•	Raised annual dividend for 62nd consecutive year with an annual indicated dividend rate of $1.89 per share

•	Ranked #1 gas utility in the West for 5th consecutive year and posted 2nd highest score in the nation by J.D. Power

•	Invested over $200 million in our system for customer growth, improvements, and the North Mist Expansion

•	Announced water utility growth strategy and planned acquisition of two small privately owned water utilities

•	Completed strategic evaluation of non-core Gill Ranch storage facility and recognized non-cash impairment

•	Recognized non-cash positive impacts of recently enacted federal income tax reform legislation

•	Initiated 2018 earnings guidance in the range of $2.10 to $2.30 per share

"Fiscal 2017 was a year of significant advancements for our company. Our utility delivered the strongest customer growth in a decade, customers' rates were lowered for the third consecutive year and are the lowest in 15 years, and once again our customers honored us with high satisfaction scores,” said David Anderson, president and chief executive officer of NW Natural. “We executed on many opportunities while ensuring continued safe, reliable, and efficient gas utility service."

"Unfortunately the shale revolution reduced the value of gas storage in California. We recognized a non-cash impairment in the fourth quarter, and will continue to evaluate all strategic options for our Gill Ranch facility to maximize the value of this asset in the future. In the meantime, we remain committed to operating the facility to the highest safety standards," stated Anderson.

"Looking forward, we remain focused on maximizing returns from our strong, stable, and growing regulated gas and new water utility businesses," added Anderson.

	2017				2016				Change
In millions, except per share data	Pre-Tax	Tax	After-Tax	Per Share	Pre-Tax	Tax	After-Tax	Per Share	After-Tax	Per Share
GAAP net income (loss)			$(55.6)	$(1.94)			$58.9	$2.12	$(114.5)	$(4.06)
Gill Ranch impairment	$192.5	$(51.0)	141.5				—		141.5
Regulatory disallowance			—		$3.3	$(1.3)	2.0		(2.0)
Tax reform benefit	—	(21.4)	(21.4)				—		(21.4)
Adjusted net income[1,2]			$64.5	$2.24			$60.9	$2.19	$3.6	$0.05
Diluted shares				28.7				27.8		0.9

1
Adjusted measures for 2017 are non-GAAP and exclude the non-cash effects of a Gill Ranch impairment recognized in 2017 and reflected in the gas storage segment, and the non-cash effects of tax reform recognized in 2017 and reflected in the utility, gas storage, and other segments. See "Reconciliation to GAAP" for additional information.

2
Adjusted measures for 2016 are non-GAAP and exclude the non-cash effects of a regulatory environmental disallowance recognized in the first quarter of 2016 and reflected in the utility segment. See "Reconciliation to GAAP" for additional information.

For fiscal 2017, we reported a consolidated GAAP net loss of $55.6 million (or $1.94 per share), compared to GAAP net income of $58.9 million (or $2.12 per share) for 2016. The decrease in earnings primarily reflects a $192.5 million non-cash pre-tax impairment of our Gill Ranch gas storage facility ($141.5 million after-tax) in 2017, partially offset by a $21.4 million non-cash benefit largely related to our non-utility gas storage segment and the implementation of federal tax reform legislation in 2017. In addition, 2016 GAAP results also include a $3.3 million pre-tax non-cash regulatory environmental disallowance ($2.0 million after-tax).

Excluding these items, adjusted net income for 2017 was $64.5 million (or $2.24 per share), up $3.6 million compared to adjusted net income of $60.9 million (or $2.19 per share) for 2016. This increase reflects strong natural gas utility segment results driven by the highest customer growth in a decade and additional margin from colder weather in 2017, with gains partially offset by higher operations and maintenance expense.

KEY INITIATIVES

Water Strategy Initiated
On Dec. 21, 2017, we announced that we entered into agreements to acquire Salmon Valley Water Company in Oregon and Falls Water Company in Idaho, two privately owned water utilities. Combined these companies serve nearly 6,500 customers. Although these acquisitions and their ongoing operations are not expected to have a material impact on our financial results, they mark NW Natural’s entrance into the regulated water utility sector – a sector that has a risk profile and business model that is similar to our core gas utility.

"We view the water utility sector as an excellent strategic fit for our Company and look forward to bringing our capabilities – customer service, safety, environmental stewardship, reliability and managing critical distribution infrastructure – to the customers and stakeholders in Welches and Idaho Falls,” stated Anderson. "We believe our legacy of constructively working with regulators, customers, and policymakers will serve us well in this new sector."

The transactions are subject to certain conditions, including approvals by the Public Utility Commission of Oregon (OPUC) and the Idaho Public Utilities Commission.

North Mist Expansion Project
Our Mist gas storage facility is well situated in the Pacific Northwest serving our core gas utility customer needs as well as customers in the interstate and intrastate market under long-term, high-value contracts. The region is served by a single bi-directional pipeline so this storage capacity is critical to reliable energy service. We currently operate 16 Bcf at Mist with an additional 2.5 Bcf regulated expansion underway.

The North Mist Expansion Project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy, such as wind and solar, rises and falls. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

The project remains on track to be in-service during the fourth quarter of 2018 with the heaviest construction phase completed in 2017. To date, we have completed all necessary wells for the project and the 13-mile pipeline connecting the North Mist facility to Portland General Electric's Port Westward industrial park. We plan to complete construction and natural gas injections by the middle of 2018. The estimated cost of the expansion has increased slightly to $132 million. The investment will be included in rate base under an established tariff when it is placed into service under an initial 30-year contract with options to extend totaling up to an additional 50 years upon mutual agreement.

Oregon Rate Case
On Dec. 29, 2017, we filed an Oregon general rate case requesting a 6% revenue increase, after an adjustment for the conservation tariff deferral, to continue operating and maintaining our distribution system and continue providing safe, reliable service to our customers.

"Any request to increase rates comes only after careful consideration. This request comes after six years in which we have been able to pass on to customers cost savings and bill credits as a result of lower commodity costs and efficient use of our infrastructure," stated Kim Heiting, Senior Vice President of Communications and Chief Marketing Officer.

The December Oregon general rate case filing was based on:

•	Forward test year from Nov. 1, 2018 through Oct. 31, 2019;

•	Capital structure of 50% debt and 50% equity;

•	Return on equity of 10.0%;

•	Cost of capital of 7.62%; and

•	Rate base of $1.19 billion or an increase of $304 million since the last Oregon rate case in 2012.

The general rate case filing in December 2017 does not include the benefit to customers’ rates of the newly passed federal tax legislation. In the coming months, we will be working with the OPUC to determine how to return these benefits to customers, and we expect to amend or refile our rate case to incorporate the benefit of federal tax reform, which would likely lower the original revenue requirement requested. It is possible through this rate case proceeding or another proceeding that the OPUC will also determine how to treat historical deferred tax liabilities, which may result in additional changes to our rate case request as well. The general rate case process could take up to 10 months with new rates expected to be effective Nov. 1, 2018.

ANNUAL RESULTS
The following financial comparisons are between annual results for 2017 and 2016 with individual factors presented on an after-tax basis using a statutory tax rate of 39.5%, unless otherwise noted. We have adjusted the effects of the non-cash Gill Ranch impairment in 2017, the non-cash benefits from tax reform in 2017, and non-cash regulatory environmental disallowance in 2016 out of our results through our non-GAAP financial measures as these adjusted metrics provide a clearer view of core operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Tax Reform
On December 22, 2017, the federal Tax Cuts and Jobs Act was enacted. Tax reform, among other things, lowers the federal corporate income tax rate to 21% from the previous maximum rate of 35%. We are required to recognize the impact of the tax law changes in the period when the law was enacted, including the re-measurement of deferred income tax assets and liabilities. We have recorded the impact in the fourth quarter based on available information. The changes in deferred taxes within our regulated operations are recorded as adjustments to regulatory liability accounts. The changes in deferred taxes outside of these operations are recorded as adjustments to income tax expense.

Therefore, the Company revalued its net deferred tax liability to the new combined state and federal tax rate of 26.5% in the fourth quarter of 2017. This resulted in a non-cash $21.4 million benefit to income tax expense (increase to earnings) primarily associated with gas storage and other non-regulated operations, activities, or expenses.

For our regulated gas utility operations, deferred income tax liabilities represent amounts collected from customers for future tax payments. Therefore, the utility's deferred tax liability re-measurement resulted in a $213.3 million regulatory liability as we expect tax reform to benefit customers.

On Dec. 29, 2017, we filed deferral applications with our regulators requesting that the utility’s overall net benefit associated with tax reform be deferred for the benefit of customers. We will address tax reform with the OPUC and WUTC in the coming months.

Gas Utility
Gas utility GAAP net income was $60.5 million (or $2.11 per share) for 2017, compared to GAAP net income of $54.6 million (or $1.96 per share) for 2016. GAAP gas utility results were effected by the $1.0 million non-cash impact of tax reform in 2017 and $2.0 million after-tax non-cash regulatory environmental disallowance in 2016.

Excluding these items, adjusted utility net income was $61.5 million (or $2.14 per share) for 2017, up $5.0 million or 9%, compared to adjusted net income of $56.6 million (or $2.03 per share) for 2016. The increase was driven by strong customer growth and favorable weather comparisons. Utility margin increased $9.7 million as the utility added more than 12,700 customers and achieved a 1.8% customer growth rate, the fastest growth since 2007. Margin also benefited from weather that was 28% colder than 2016 and 7% colder than normal. Margin gains were partially offset by lower gains from our gas cost incentive sharing mechanism in Oregon.

Operations and maintenance expenses increased $5.7 million largely due to higher payroll and benefits as we increased headcount to support our growing customer base as well as costs to upgrade employee safety equipment. Depreciation expense increased $2.1 million as we invested in our infrastructure for customer growth, system reinforcement, facility upgrades, and enhanced technology. Other income increased $3.2 million from higher equity AFUDC and life insurance gains.

Gas Storage
GAAP net loss was $116.2 million (or $4.05 per share) for 2017, compared to GAAP net income of $4.3 million (or $0.16 per share) for 2016. GAAP earnings decreased due to a $141.5 million non-cash after-tax Gill Ranch impairment recognized in 2017, partially offset by a $21.9 million non-cash benefit from implementing tax reform in 2017. Excluding these items, adjusted gas storage net income was $3.4 million (or $0.12 per share), down $0.9 million compared to net income of $4.3 million (or $0.16 per share) for 2016. The decrease was primarily due to lower revenues from our Gill Ranch facility and lower asset management revenues.

Gill Ranch Non-cash Impairment
In 2007, NW Natural's subsidiary Gill Ranch Storage, LLC jointly with Pacific Gas and Electric (PG&E) made an investment decision to build the Gill Ranch gas storage facility in California. At that time, our market analysis projected that natural gas storage would be critical in achieving California's renewable portfolio standards and supporting the region's drive to a lower carbon energy landscape. Construction was completed and operations began at the Gill Ranch facility in 2010 under multi-year storage agreements with terms that ended as the full market implications from the shale gas revolution was transforming the natural gas industry. The additional shale gas eliminated the resource constraints that were expected to exist over the long term and resulted in lower gas prices, decreased seasonal price spreads and volatility, and consequently, reduced the value of gas storage. As a result over the last several years, we've contracted the Gill Ranch facility under short-term agreements to allow us to take advantage of any rebound in storage prices or other strategies that would increase revenues.

Although we have not seen the rebound in storage prices that we originally anticipated, we have worked diligently to operate the facility efficiently and have been pursuing various strategic alternatives to increase revenues. These efforts included working to identify higher value customers in and/or near the northern California market that Gill Ranch serves as well as exploring the possibility of providing energy storage services. In the fourth quarter of 2017, we completed a comprehensive strategic review process that evaluated various alternatives for our 75% share of the facility, including a potential sale. The result of that process, along with continued low projected gas storage values, required Management to evaluate our the Gill Ranch facility under accounting rules. The result of that evaluation was a non-cash impairment of $141.5 million after-tax (or $192.5 million pre-tax).

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2017 and the fourth quarter of 2016 with individual factors presented on an after-tax basis using a statutory tax rate of 39.5%, unless otherwise noted. We have adjusted the effects of the non-cash Gill Ranch impairment and the non-cash benefits from tax reform in 2017 out of our results through our non-GAAP financial measures as these adjusted metrics provide a clearer view of core operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Consolidated
For the fourth quarter of 2017, the Company reported a GAAP loss of $90.2 million (or $3.14 per share), compared to GAAP net income of $28.3 million (or $1.00 per share) for 2016. The decrease in earnings primarily reflects a $141.5 million non-cash after-tax impairment of our Gill Ranch gas storage facility in 2017, partially offset by a $21.4 million non-cash benefit from implementing federal tax reform legislation in 2017. Excluding these two items, adjusted net income for the fourth quarter of 2017 was $29.9 million (or $1.04 per share), up $1.6 million compared to net income of $28.3 million ($1.00 per share) for the same period in 2016. This increase reflected the same strong natural gas utility drivers described for the fiscal year results above.

	Fourth Quarter				Fourth Quarter
	2017				2016		Change
In millions, except per share data	Pre-Tax	Tax	After-Tax	Per Share	After-Tax	Per Share	After-Tax	Per Share
GAAP net income (loss)			$(90.2)	$(3.14)	$28.3	$1.00	$(118.5)	$(4.14)
Gill Ranch impairment	$192.5	$(51.0)	141.5		—		141.5
Tax reform benefit	—	(21.4)	(21.4)		—		(21.4)
Adjusted net income[1]			$29.9	$1.04	$28.3	$1.00	$1.6	$0.04
Diluted shares				28.7		28.2		0.5

1
Adjusted measures are non-GAAP and exclude the non-cash effects of a Gill Ranch impairment recognized in 2017 and reflected in the gas storage segment; and the non-cash effects of tax reform recognized in 2017 and reflected in the utility, gas storage, and other segments. See "Reconciliation to GAAP" for additional information.

Gas Utility
Gas utility GAAP net income was $28.5 million (or $0.99 per share) for the fourth quarter of 2017, compared to GAAP net income of $27.7 million (or $0.98 per share) for the same period in 2016. GAAP results included a $1.0 million non-cash impact from implementing tax reform. Excluding this item, adjusted utility net income was $29.6 million (or $1.02 per share) for 2017, up $1.8 million compared to $27.7 million (or $0.98 per share) for 2016. The increase was largely due to an increase of $2.3 million in utility margin primarily reflecting strong customer growth and the effects of colder weather in 2017. Weather for 2017 was 9% colder than 2016 and 1% colder than average. Operations and maintenance expenses increased $2.0 million reflecting higher payroll and benefits. Depreciation expense increased $0.5 million due to higher capital expenditures. Other income increased $2.0 million from higher equity AFUDC and life insurance gains.

Gas Storage
Gas storage GAAP net loss was $118.9 million (or $4.14 per share) for 2017, compared to GAAP net income of $0.3 million (or $0.01 per share) for 2016. The decrease in earnings primarily reflects the $141.5 million non-cash after-tax Gill Ranch impairment recognized in 2017, partially offset by a $21.9 million non-cash benefit from tax reform also recognized in 2017. Excluding these items, adjusted gas storage segment net income was $0.7 million (or $0.03 per share), compared to net income of $0.3 million (or $0.01 per share) for 2016. The slightly higher results were largely due to increased revenues at our Mist gas storage facility.

BALANCE SHEET AND CASH FLOWS
In fiscal year 2017, we continued to maintain a strong capital structure with ample liquidity. Short-term borrowings outstanding at fiscal year end were $54.2 million, relatively unchanged versus 2016. These levels reflect typical seasonal borrowing needs. We have solid capacity to meet our anticipated capital needs through the remainder of the winter heating season.

During 2017, we generated $206.7 million in operating cash flow, invested $213.6 million in capital expenditures to support growth, safety, and the North Mist gas storage expansion. Net cash provided by operations decreased $15.4 million due to changes in working capital. Capital expenditures for 2017 increased $74.1 million primarily due to higher capital expenditures from the North Mist Gas Storage Expansion Project. Cash provided by financing activities increased $93.6 million primarily due to lower short-term debt repayments in 2017.

2018 EARNINGS GUIDANCE
The Company initiated 2018 earnings guidance today in the range of $2.10 to $2.30 per share. This guidance assumes continued customer growth from our utility segment, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

We expect capital expenditures for 2018 to be in the range of $190-$220 million to support core gas utility customer growth and safety and reliability, as well as the completion of the North Mist Expansion Project. We expect to finance the bulk of our capital needs in 2018 using a combination of cash flow from operations and debt. Our total capital investment for the five-year period from 2018-2022 is approximately $750-$850 million, with a majority supporting continued customer growth, distribution system maintenance and improvements, technology investments, and utility gas storage facility maintenance.

62 YEARS INCREASING DIVIDENDS
On Nov. 15, 2017, NW Natural paid its 62nd consecutive annual dividend increase. In 2018, the board of directors of NW Natural declared a quarterly dividend of 47.25 cents per share on the Company’s common stock. The dividend will be paid on February 15, 2018 to shareholders of record on Jan. 31, 2018. The Company’s current indicated annual dividend rate is $1.89 per share.

CONFERENCE CALL AND WEBCAST
As previously reported, NW Natural will host a conference call and webcast today to discuss its fourth quarter and annual 2017 financial and operating results.

Date and Time:	Friday, February 23 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10115646).

ABOUT NW NATURAL
NW Natural (NYSE:NWN) is headquartered in Portland, Ore. Our 159-year-old regulated natural gas utility serves Oregon and southwest Washington with one of the most modern distribution and transmission pipeline systems in the nation. We are the largest stand-alone local gas distribution company in the Pacific Northwest with nearly 740,000 customers,14,000 miles of pipeline infrastructure, and $3.0 billion in total assets. NW Natural consistently leads the industry with high JD Power & Associates customer satisfaction scores in the West and the nation. NW Natural and its subsidiaries also own and operate 16 Bcf of underground gas storage capacity primarily for utility customers in Oregon and 15 Bcf in California. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, stability, acquisitions and integration thereof, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, returns, and earnings and the timing thereof, earnings guidance, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, anticipated regulatory actions or filings, effects of changes in laws or regulations, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the non-cash impairment of the Gill Ranch facility and non-cash benefits of tax reform in 2017, as well as the non-cash regulatory charge related to the regulatory order implementing the SRRM in 2016, which are non-GAAP financial measures. We present net income and EPS excluding these items along with the GAAP measures to illustrate the magnitude of these items on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such items make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter 2017
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2017	2016	Change	2017	2016	Change
Operating revenues	$240,422	$233,528	3%	$762,173	$675,967	13%

Operating expenses:
Cost of gas	100,940	103,042	(2)	324,795	260,588	25
Operations and maintenance	49,413	40,203	23	165,246	149,974	10
Environmental remediation	4,371	5,185	(16)	15,291	13,298	15
General taxes	7,522	7,205	4	32,012	30,538	5
Depreciation and amortization	21,654	20,854	4	85,578	82,289	4
Impairment expense	192,478	—	NM	192,478	—	NM
Total operating expenses	376,378	176,489	113	815,400	536,687	52
Income (loss) from operations	(135,956)	57,039	(338)	(53,227)	139,280	(138)
Other income (expense), net	2,016	601	235	5,348	(543)	(1,085)
Interest expense, net	9,457	9,945	(5)	38,501	39,128	(2)
Income (loss) before income taxes	(143,397)	47,695	(401)	(86,380)	99,609	(187)
Income tax expense (benefit)	(53,230)	19,420	(374)	(30,757)	40,714	(176)
Net income (loss)	$(90,167)	$28,275	(419)	$(55,623)	$58,895	(194)

Common shares outstanding:
Average diluted for period	28,715	28,202		28,669	27,779
End of period	28,736	28,630		28,736	28,630

Per share information:
Diluted earnings (loss) per share	$(3.14)	$1.00		$(1.94)	$2.12
Dividends declared per share of common stock	0.4725	0.4700		1.8825	1.8725
Book value per share, end of period	25.85	29.71		25.85	29.71
Market closing price, end of period	59.65	59.80		59.65	59.80

Capital structure, end of period:
Common stock equity	47.1%	52.4%		47.1%	52.4%
Long-term debt	43.3	41.9		43.3	41.9%
Short-term debt (including amounts due in one year)	9.6	5.7		9.6	5.7%
Total	100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	737,874	725,146	1.8%	737,874	725,146	1.8%
Utility volumes - therms:
Residential and commercial sales	244,420	228,113		740,369	609,222
Industrial sales and transportation	129,970	129,196		499,924	475,774
Total utility volumes sold and delivered	374,390	357,309		1,240,293	1,084,996
Utility operating revenues:
Residential and commercial sales	$217,347	$215,701		$684,214	$604,390
Industrial sales and transportation	16,743	17,338		63,925	59,386
Other revenues	723	680		3,872	3,812
Less: Revenue taxes	5,818	5,859		19,069	17,111
Total utility operating revenues	228,995	227,860		732,942	650,477
Less: Cost of gas	101,164	103,042		325,019	260,588
Environmental remediation expense	4,371	5,185		15,291	13,298
Utility margin, net	$123,460	$119,633		$392,632	$376,591
Degree days:
Average (25-year average)	1,600	1,600		4,240	4,256
Actual	1,622	1,485	9%	4,553	3,551	28%
Percent (warmer) colder than average weather	1%	(7)%		7%	(17)%

Gas storage segment operating statistics:
Operating revenues	$5,985	$5,612		$23,620	$25,266
Operating expenses	196,807	4,583		208,694	16,130

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$3,472	$3,521
Accounts receivable	68,362	66,700
Accrued unbilled revenue	62,381	64,946
Allowance for uncollectible accounts	(956)	(1,290)
Regulatory assets	45,781	42,362
Derivative instruments	1,735	17,031
Inventories	47,973	54,129
Gas reserves	15,704	15,926
Other current assets	25,484	24,728
Total current assets	269,936	288,053
Non-current assets:
Property, plant, and equipment	3,215,451	3,208,816
Less: Accumulated depreciation	960,477	947,916
Total property, plant, and equipment, net	2,254,974	2,260,900
Gas reserves	84,053	100,184
Regulatory assets	356,608	357,530
Derivative instruments	1,306	3,265
Other investments	66,363	68,376
Other non-current assets	6,506	1,493
Total non-current assets	2,769,810	2,791,748
Total assets	$3,039,746	$3,079,801
Liabilities and equity:
Current liabilities:
Short-term debt	$54,200	$53,300
Current maturities of long-term debt	96,703	39,989
Accounts payable	112,308	85,664
Taxes accrued	18,883	12,149
Interest accrued	6,773	5,966
Regulatory liabilities	34,013	40,290
Derivative instruments	18,722	1,315
Other current liabilities	40,248	35,844
Total current liabilities	381,850	274,517
Long-term debt	683,184	679,334
Deferred credits and other non-current liabilities:
Deferred tax liabilities	270,526	557,085
Regulatory liabilities	586,093	349,319
Pension and other postretirement benefit liabilities	223,333	225,725
Derivative instruments	4,649	913
Other non-current liabilities	147,335	142,411
Total deferred credits and other non-current liabilities	1,231,936	1,275,453
Equity:
Common stock	448,865	445,187
Retained earnings	302,349	412,261
Accumulated other comprehensive loss	(8,438)	(6,951)
Total equity	742,776	850,497
Total liabilities and equity	$3,039,746	$3,079,801

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2017	2016
Operating activities:
Net income (loss)	$(55,623)	$58,895
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	85,578	82,289
Regulatory amortization of gas reserves	16,353	15,525
Deferred income taxes	(52,414)	32,056
Qualified defined benefit pension plan expense	5,364	5,274
Contributions to qualified defined benefit pension plans	(19,430)	(14,470)
Deferred environmental expenditures, net	(13,716)	(10,469)
Regulatory disallowance of prior environmental cost deferrals	—	3,287
Amortization of environmental remediation	15,291	13,298
Impairment of long-lived assets	192,478	—
Other	2,127	3,225
Changes in assets and liabilities:
Receivables, net	3,099	(7,484)
Inventories	5,571	16,620
Income taxes	6,734	9,467
Accounts payable	1,424	12,380
Interest accrued	807	93
Deferred gas costs	17,122	(10,204)
Other, net	(4,061)	12,365
Cash provided by operating activities	206,704	222,147
Investing activities:
Capital expenditures	(213,595)	(139,511)
Other	(577)	2,882
Cash used in investing activities	(214,172)	(136,629)
Financing activities:
Repurchases related to stock-based compensation	(2,034)	(1,042)
Proceeds from stock options exercised	4,819	8,404
Proceeds from common stock issued	—	52,760
Long-term debt issued	100,000	150,000
Long-term debt retired	(40,000)	(25,000)
Change in short-term debt	900	(216,735)
Cash dividend payments on common stock	(53,957)	(51,508)
Other	(2,309)	(3,087)
Cash used in financing activities	7,419	(86,208)
Increase in cash and cash equivalents	(49)	(690)
Cash and cash equivalents, beginning of period	3,521	4,211
Cash and cash equivalents, end of period	$3,472	$3,521

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$34,787	$36,023
Income taxes paid (refunded)	14,780	(7,157)

NORTHWEST NATURAL
Reconciliation to GAAP (Unaudited)
Fourth Quarter and Annual Results 2017
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017		2016		2017		2016
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP consolidated net income (loss)	$(90,167)	$(3.14)	$28,275	$1.00	$(55,623)	$(1.94)	$58,895	$2.12
Adjustments, pre-tax:
Gill Ranch impairment[1]	192,478	6.70	—	—	192,478	6.71	—	—
Regulatory environmental disallowance[2]	—	—	—	—	—	—	3,300	0.12
Income tax effect of pre-tax adjustments[1,2]	(50,956)	(1.77)	—	—	(50,956)	(1.78)	(1,304)	(0.05)
Income tax benefit from tax reform[3]	(21,429)	(0.75)	—	—	(21,429)	(0.75)	—	—
Adjusted consolidated net income	$29,926	$1.04	$28,275	$1.00	$64,470	$2.24	$60,891	$2.19
Diluted shares		28,715		28,202		28,669		27,779

UTILITY
GAAP utility net income	$28,529	$0.99	$27,719	$0.98	$60,509	$2.11	$54,567	$1.96
Adjustments, pre-tax:
Regulatory environmental disallowance[2]	—	—	—	—	—	—	3,300	0.12
Income tax effect of pre-tax adjustment[2]	—	—	—	—	—	—	(1,304)	(0.05)
Income tax expense from tax reform[3]	1,036	0.03	—	—	1,036	0.03	—	—
Adjusted utility net income	$29,565	$1.02	$27,719	$0.98	$61,545	$2.14	$56,563	$2.03

GAS STORAGE
GAAP gas storage net income (loss)	$(118,925)	$(4.14)	$315	$0.01	$(116,209)	$(4.05)	$4,303	$0.16
Adjustments, pre-tax:
Gill Ranch impairment[1]	192,478	6.70	—	—	192,478	6.71	—	—
Income tax effect of pre-tax adjustments[1]	(50,956)	(1.77)	—	—	(50,956)	(1.78)	—	—
Income tax benefit from tax reform[3]	(21,869)	$(0.76)	—	—	(21,869)	(0.76)	—	—
Adjusted gas storage net income	$728	$0.03	$315	$0.01	$3,444	$0.12	$4,303	$0.16

OTHER
GAAP other net income	$229	$0.01	$241	$0.01	$77	$—	$25	$—
Income tax benefit from tax reform[3]	(596)	(0.02)	—	—	(596)	(0.02)	—	—
Adjusted other net income (loss)	$(367)	$(0.01)	$241	$0.01	$(519)	$(0.02)	$25	$—

1 Gill Ranch non-cash impairment recognized as of Dec. 31, 2017. Tax effect of adjustment is calculated using a combined federal and state statutory rate of 26.5%.
2 Regulatory environmental non-cash disallowance taken in the first quarter of 2016 related to the Company's compliance filing under the environmental recovery mechanism with the total pre-tax charge of $3.3 million recorded in utility other income ($2.8 million) and utility operation and maintenance expense ($0.5 million). Tax effect of adjustment is calculated using a combined federal and state statutory rate of 39.5%.
3 Tax reform non-cash (benefit) expense recognized in income tax expense as a result of feral tax rate changing from 35% to 21% effective Dec. 22, 2017.